UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 20, 2008

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania	19102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective May 20, 2008, Pennsylvania Real Estate Investment Trust, its operating partnership, PREIT Associates, L.P., and its taxable REIT subsidiary, PREIT-RUBIN, Inc. (collectively, the “Company”), entered into a fourth amendment (the “Fourth Amendment”) to their $500 million credit agreement (the “Credit Facility”) with the financial institutions signatory thereto. All capitalized terms used in this report have the meanings ascribed to such terms in the Credit Facility, unless otherwise defined in this report.

The Fourth Amendment changes certain definitions and calculation methods, primarily related to the financial covenants set forth in the Credit Facility. In the determination of the Company’s Gross Asset Value, the calculation of the amounts to be included in respect of recently completed redevelopment or development projects has been modified. Previously, some or all of the Operating Real Estate Value (trailing four quarter Adjusted NOI divided by a capitalization rate) of certain development and redevelopment properties was excluded while construction was in progress, and the book value of such property, including the development and redevelopment costs incurred, was used in the calculation of Gross Asset Value instead. When construction was complete, the book value and development and redevelopment costs were removed from the determination of Gross Asset Value, leaving only the Operating Real Estate Value of the property, even though it might not have been in operation for the full previous four quarter period. Under the Fourth Amendment, when the Company completes the redevelopment or development of a property and it is Placed in Service, the amount of Construction in Progress of such property included in Gross Asset Value is gradually reduced over a four quarter period.

The Fourth Amendment introduces a category entitled “Projects Under Development” that more broadly encompasses all of the Company’s redevelopment and development projects. There is a covenant that this category may not, on a fully budgeted basis (net of portions Placed In Service), comprise more than 20.0% of Gross Asset Value for periods ending on or before June 30, 2009, and not more than 15.0% thereafter. Previously, only redevelopment projects affecting more than one-third of the net operating income of a property under redevelopment and other development projects were included, and such projects could not, in the aggregate, exceed 10.0% of Gross Asset Value.

The Fourth Amendment also modifies other financial and business covenants of the Company contained in the Credit Facility so that certain of the requirements that the Company must maintain are now stated as follows: (1) a minimum Tangible Net Worth of not less than 75% of the Tangible Net Worth of the Company on December 31, 2007 plus 75% of the Net Proceeds of all Equity Issuances effected at any time after December 31, 2007 (previously, the covenant required a minimum Tangible Net Worth of 80% of the Tangible Net Worth of the Company as of December 31, 2003 plus 75% of the Net Proceeds of all Equity Issuances effected at any time after December 31, 2003); (2) a maximum ratio of Total Liabilities to Gross Asset Value of 0.65:1, provided that such ratio may now exceed 0.65:1 for one period of two consecutive fiscal quarters but may not exceed 0.70:1; (3) a minimum ratio of EBITDA to Indebtedness of 0.0975:1 (previously, the required ratio increased to 0.1025:1 for all periods ending after December 31, 2008), provided that such ratio may now be less than 0.0975:1 for one period of two consecutive fiscal quarters but may not be less than 0.0925:1; (4) maximum Investments in unimproved real estate and predevelopment costs not in excess of 5.0% of Gross Asset Value; (5) maximum Investments in Persons other than Subsidiaries and Unconsolidated Affiliates not in excess of 5.0% of Gross Asset Value, from 10.0% previously; (6) maximum aggregate Investments in unimproved real estate, predevelopment costs, Persons other than Subsidiaries and Unconsolidated Affiliates and mortgages in favor of the Company and its Subsidiaries not in excess of 10.0% of Gross Asset Value, from 15.0% previously.

The interest rate on the Credit Facility currently ranges from 0.95% to 1.40% per annum over LIBOR, depending on the Company’s leverage, and the Facility Fee currently ranges from 0.15% to 0.20% per annum of the total commitments, depending on the Company’s leverage and without regard to usage. The Fourth Amendment adds a new interest rate pricing level with an Applicable Margin of 2.00% over LIBOR, and a new Facility Fee level of 0.25%, if the ratio of Total Liabilities to Gross Asset Value is greater than 0.65:1 and/or if the ratio of EBITDA to Indebtedness is less than 0.0975:1.

The Fourth Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The Credit Facility was filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 4, 2003, the First Amendment to the Credit Facility was filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 3, 2005, the Second Amendment to the Credit Facility was filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 7, 2006, and the Third Amendment to the Credit Facility was filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 20, 2007 .

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Fourth Amendment to Credit Agreement by and among Pennsylvania Real Estate Investment Trust, PREIT Associates, L.P., PREIT-RUBIN, Inc., the guarantors named therein and each of the financial institutions signatory thereto.

10.2	Second Amended and Restated Swingline Note.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: May 27, 2008	By:	/s/ Bruce Goldman
Bruce Goldman
Executive Vice President and General Counsel

EXHIBIT INDEX

10.1	Fourth Amendment to Credit Agreement by and among Pennsylvania Real Estate Investment Trust, PREIT Associates, L.P., PREIT-RUBIN, Inc., the guarantors named therein and each of the financial institutions signatory thereto.

10.2	Second Amended and Restated Swingline Note.